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                                                                  EXHIBIT 10.(Q)
Sub-contracting Agreement of Detection Systems,--China Plant, Qianshan,
Zhuhia City

                                   No. 09(95)Sub-contracting Agreement,
                                   Qianshan, Xiangzhou, Zhuhai

     In accordance with the principle of equal and mutual benefits and through the friendly negotiation, Detection Systems,--China Plant located at Qianshan, Zhuhai City (Party A) and Detection Systems(HK) Limited (Party
B) have made this agreement.

     1.   Both Parties of the Agreement

          Party A:  Detection Systems,--China Plant, Qianshan Town, Zhuhai
City
          Official Representative:

          Tel:  8622618

          Address: The Industrial Estate of Meixi Village, Quinshan Town, Zhuhai City

          Party B:  Detection Systems (HK) Limited

          Official Representative:  Herrick Kan

          Tel. 26352815

          Address:  Unit 13-18, 17/F New Commerce Centre,
                    19 On Sum Street, Shatin, N.T. Hongkong

     2.   Commercial Assistance

          Commercial Assistance: Qianshan Branch Xiangzhou Foreign Processing & Assembly Service Company of Zhuhai City

          Office Representative:  Lu Chao-yuan

          Address: 19, Dongfeng Road, Qianshan Towo, Xiangzhou District, Zhuhai City

          Tel:  8612061  8611172

      3.   Purpose of the Agreement

               Party B provides the manufacturing equipments, tools and decorating materials, etc. with the
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      approximate value of 3,887.47 thousand HKS.  Party B also
      provides all the raw and auxiliary materials, packing materials free of charge. Party A manufactures the Electronic Burglary Systems and Closed-circuit TV Systems with the materials provided by Party B. All the manufactured products will be exported. Party A will get the expenses for the processing. The annual quantity of processing is one million pieces and the annual sub-contracting fee is two million HKS.

     4.   Responsibilities for Both Parties

          Party A:

          (1) Provide factory of seven thousand square meters and the accessories for water and electricity, and organize the labour for the production.

          (2) Process all the Customs documents for import and export in China's Customs.

          (3) Except unavoidable factors, accept the technical instruction of Party B and fulfill the processing tasks on time, quality and quantity according to the product type requirements of Party B.

          (4) Provide job and living conditions for technical and managing personnels from Party B (All the expenditures will be borne by Party B)

          Party B:

          (1) Provide the manufacturing equipments, tools and decorating materials with the approximate value of 3,887.47 thousand HKS (See the lists for the detail). The legal title of properties belongs to Party B. After the expired date of the agreement, Party B can export all the materials after the approval by the Customs, other than those scrap materials and nip.
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          (2)  Process all the Customs documents for import and export out of China distinct.

          (3) Send technical personnel to Party A for installation and testing of the mechanical equipments; for the instruction of production and for checking of the products before being sent out from the factory; and responsible for all the expenditures of technical personnels.

          (4) According to production capabilities of the equipments, provide enough raw and auxiliary materials and arrange subcontracting agreements in advance to assure that Party A have even and smooth production.

     5.   Principle of determining the Price and Payment Terms

          (1) The trial period is one month. During the trial period, Party B should pay Party A400HKS$ for each worker each month (25.5 Working days per month, eight working hours per day).

          (2) The processing expenses will be paid by D/P (Documents against Payment at Sight). Party A will get the expenses through Zhuhai Branch, Bank of China from Party B, Hongkong Branch, Bank of China. The paying period is seven days. After the due date, Party B must pay bank interest to Party A according to the current interest rate of the Bank. Party A have absolute right to stop delivering goods if the required fee hasn't been received.

    6. Responsibility for Product Quality, Rate of Loss, Transportation and Insurance Terms

          (1) Party B will be responsible for the quality of the raw and auxiliary materials, packing materials. Party A will be responsible for the quality of manufactured products. The quality of the products are based on the technical requirements which both parties agreed and checked by random sample. Once
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approved and received, Party B will be wholly responsible for the quality problem.

          (2) The rate of loss of the raw ans auxiliary materials and the rate of nonconformed products should be listed in each subcontracting contract.

          (3) The import and export of the raw and auxiliary materials will be processed by the port of Gongbei, Xianghou and Jiuzhou Harbour. And all the transportation expenses will be borne by Party B.

          (4) All the insurance of equipments, tools, raw and auxiliary materials, packing materials and finished products under transportation and storage will be held by Zhuhai Branch, the People's Insurance Company of China with the help of Party A. Insurance premium will be borne by Party
B.  The insurance of the factory will be borne by Party A.

      7.   Promises of Both Parties

          (1) Party B will be responsible for the expenditures of repairing the equipments and replacing the spare parts.

          (2) Party B will be responsible for paying Party A life expenses of eight HK$ for each person each day according to the actual number of worker if Party B has not provided enough materials causing working days less than 25 or cumulated days of without work over 4. Party A can accept the orders from other customers.

          (3) During the period of this agreement, Party B must pay to Party A in average no less than 700HK$ for each person of the factory.

          (4) During the period of this agreement, all the parties should abide by the rules and regularities of Fire Protection, Safety Production and Labour Management in China. Both parties should cooperate actively.
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     8.   Arbitration

          In the process of carrying-out this agreement, both parties agree to ask Guangdong Branch, Foreign Economic & Trade Arbitration Committee of the China's International Trade Promotion Committee for arbitration if they have arguments which cannot be solved through negotiation. Both parties acknowledge that the arbitration is final. And the loser will bear all the economic loss. The arbitration is based on Chinese law.

     9.   The Effect Condition of the Agreement and Others

          (1) The agreement will come into effect after the three parties signed the signature and the date from the approval by the authorized department of the Government of Party A. The effective period is five years.

          (2) Any party who doe snot carry out this agreement and incoming economic losses for other parties must bear responsibility of compensation.

          (3) Commercial assistance will help the enterprise to develop the incoming materials processing business.

          (4) Both parties may negotiate and add other terms if there are some unmentioned terms. The added terms will be carried out with this agreement after they are ap proved by the original approval organization. If there are some special reasons for cancelling this agreement in advance, the reasons should be pointed out two months in advance. After the approval by the original approval organization, the agreement can be cancelled.

          (5) There are four original documents for this agreement, three for each signatured party, one for the approval department. Various copies have the same effect for this agreement.

          (6)  This Agreement is signed at Qianshan, Zhuhai City on June
19, 1995.